Lev Appoints Henry Dachowitz to Board of Directors

Company also announces intention to list on national exchange

NEW YORK, NY - November 28, 2007 - Lev Pharmaceuticals, Inc. (“Lev” or the “Company”) (OTCBB: LEVP.OB) today announced the appointment of Henry M. Dachowitz to the Company’s Board of Directors. Mr. Dachowitz formerly served as Treasurer of Nassau County, New York and is currently an independent financial and business management consultant. The Company also announced its intention to list its common stock on a national exchange.

“Mr. Dachowitz brings extensive experience and a broad perspective to our Board of Directors, and we are pleased to welcome him as an independent director," said Judson Cooper, Lev’s Chairman. "His distinguished financial background and direct biotechnology and healthcare experience will be a valuable addition to our Board as we prepare for the commercial launch of Cinryze™ for the treatment of hereditary angioedema.”

From 2002 to 2006 Mr. Dachowitz served as Treasurer of Nassau County, New York where he also chaired the Nassau County Deferred Compensation Board. Prior to his tenure as Treasurer of Nassau County, Mr. Dachowitz served as an auditor with Coopers & Lybrand, a research analyst with Sanford C. Bernstein & Company and was Chief Financial Officer of Pharmos Corporation, a publicly-traded biotechnology company.

Mr. Dachowitz received his Bachelor of Science Degree from Brooklyn College and his Masters in Business Administration from Harvard Business School. A Certified Public Accountant, Mr. Dachowitz was a member of the Student Advisory Committee of the Institute of Politics at the Kennedy School of Government at Harvard University, and taught Accounting at Harvard College. Mr. Dachowitz served as an Editorial Advisor of the Journal of Accountancy from 1989 to 1999.

About Lev Pharmaceuticals, Inc.
Lev is a biopharmaceutical company focused on developing and commercializing therapeutic products for the treatment of inflammatory diseases. Lev’s lead product candidate, C1 inhibitor, proposed to be marketed as Cinryze™, is being developed for both the acute and prophylactic indications for hereditary angioedema (HAE). On October 1, 2007, the FDA accepted for filing the Company’s BLA for Cinryze™ for the acute treatment of HAE and designated the submission for priority review, targeting an FDA action by January 30, 2008. On October 30, 2007, the Company announced the submission of an amendment to its pending Biologics License Application (BLA) for Cinryze™ for the prophylactic treatment of HAE. The submission of the prophylactic data will allow the FDA to complete a comprehensive review for both the acute and prophylactic indications of Cinryze™ without affecting the priority review timeline. Cinryze™ has been granted orphan drug status for the treatment and prevention of HAE, potentially securing, upon approval, market exclusivity for seven years. Lev is also evaluating the development of C1 inhibitor for the treatment of acute myocardial infarction, or heart attack, and selective other diseases and disorders in which inflammation is known or believed to play an underlying role.

For more information about Lev, C1 inhibitor, or HAE, please contact Lev directly at 212-682-3096, or visit Lev’s website at www.levpharma.com.

About Hereditary Angioedema
HAE is a genetic disorder caused by a deficiency of C1 inhibitor, a circulating plasma protein. This condition is the result of a defect in the gene controlling the synthesis of C1 inhibitor. C1 inhibitor maintains the natural regulation of the contact, complement, and fibrinolytic systems, that when left unrestricted, can initiate or perpetuate an attack by consuming the already low levels of endogenous C1 inhibitor in HAE patients. Patients with C1 inhibitor deficiency experience recurrent, unpredictable, debilitating, and potentially life threatening attacks of inflammation affecting the larynx, abdomen, face, extremities and urogenital tract. While there is no approved therapy for acute HAE attacks in the U.S., C1 inhibitor has been used in Europe to treat HAE for more than 30 years. There are estimated to be 10,000 people with HAE in the United States.

For more information on HAE, visit the U.S. HAE Association’s website at: www.haea.org.

Forward Looking Statements
This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our plans and objectives of management are forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make, including risks related to new information arising out of clinical trial results, our heavy dependence on the success of Cinryze™, our dependence on our suppliers, our dependence on third parties to manufacture Cinryze™, obtaining regulatory approval to market Cinryze™, market acceptance of Cinryze™, maintaining the orphan drug status associated with Cinryze™, the risks associated with dependence upon key personnel, and our ability to obtain additional funding to support our business activities. These and other risks are described in greater detail in the "Risk Factors that May Affect Results" section of our filings with the SEC. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

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Contact:
Jason Tuthill, Director of Investor Relations
Lev Pharmaceuticals, Inc.
675 Third Avenue
Suite 2200
New York, NY 10017
(212) 850-9130
jtuthill@levpharma.com